.
Pricing Supplement (To Prospectus dated December 31, 2019 and Series A Prospectus Supplement dated December 31, 2019) September 30, 2021	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-234425
BofA Finance LLC
4.03% Issuer Callable Daily Range Accrual Notes Linked to 2-Year U.S. Dollar ICE Swap Rate, due October 4, 2041 Fully and Unconditionally Guaranteed by Bank of America Corporation
●
The CUSIP number for the notes is 09709T5Z0.
●
The notes are unsecured senior notes issued by BofA Finance LLC (“BofA Finance”), a direct, wholly-owned subsidiary of Bank of America Corporation (“BAC” or the “Guarantor”), which are fully and unconditionally guaranteed by the Guarantor. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BofA Finance, as issuer of the notes, and the credit risk of BAC, as guarantor of the notes.
●
The notes priced on September 30, 2021 (the “pricing date”). The notes will mature on October 4, 2041, unless previously called.
●
Payments on the notes will depend on 2-Year U.S. Dollar ICE Swap Rate (which we refer to as “CMS2”).
●
Interest will be paid quarterly, on the 4th of each January, April, July and October, beginning on January 4, 2022.
●      For each quarterly interest period, you will receive interest at a variable rate per annum equal to the product of:
(a)
the Base Rate of 4.03%; and
(b)
N/D; where,
“N” = the number of U.S Government Securities Business Days (subject to the Observation Cut-Off Date convention) in the applicable interest period on which CMS2 is zero or positive but less than or equal to the Accrual Barrier (as defined below); and
“D” = the total number of U.S Government Securities Business Days in the applicable interest period.
In no event will the interest rate applicable to any interest period be greater than 4.03% per annum or less than 0.00% per annum.
●
We have the right to redeem all, but not less than all, of the notes on any Call Date for an amount equal to 100% of the principal amount, plus any accrued and unpaid interest. The “Call Dates” will be each Interest Payment Date beginning on April 4, 2023 and ending on July 4, 2041. No further amounts will be payable following an early redemption.
●
At maturity, if the notes have not been previously redeemed, you will receive a cash payment equal to the principal amount of the notes, plus any accrued but unpaid interest.
●
The “Accrual Barrier” will be 3.00%
●
The notes will not be listed on any securities exchange.
●
The notes will be issued in denominations of $1,000 and whole multiples of $1,000.
●
The initial estimated value of the notes is less than the public offering price. The initial estimated value of the notes as of the pricing date is $927.30 per $1,000 in principal amount. See “Summary” beginning on page PS-3 of this pricing supplement, “Risk Factors” beginning on page PS-7 of this pricing supplement and “Structuring the Notes” on page PS-19 of this pricing supplement for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
●
The notes and the related guarantee:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value
	Per Note	Total
Public Offering Price(1)	$1,000.00	$10,000,000.00
Underwriting Discount(1)(2)(3)	$15.00	$130,000.00
Proceeds (before expenses) to BofA Finance(3)	$985.00	$9,870,000.00
(1) Certain dealers who purchase notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions.  The price to public for investors purchasing the notes in these accounts may be as low as $985.00 (98.50%) per $1,000 in principal amount of the notes. See “Supplemental Plan of Distribution; Role of BofAS and Conflicts of Interest” in this pricing supplement.
(2) We or one of our affiliates may pay varying selling concessions of up to 1.50% in connection with the distribution of the notes to other registered broker-dealers.
(3) The underwriting discount per $1,000 in principal amount of the notes may be as high as $15.00, resulting in proceeds, before expenses, to BofA Finance of as low as $985.00 per $1,000 in principal amount of the notes. The total underwriting discount and proceeds, before expenses, to BofA Finance specified above reflect the aggregate of the underwriting discounts per $1,000 in principal amount of the notes.
The notes and the related guarantee of the notes by the Guarantor are unsecured and are not savings accounts, deposits, or other obligations of a bank. The notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and involve investment risks. Potential purchasers of the notes should consider the information in “Risk Factors” beginning on page PS-7 of this pricing supplement, page S-4 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus. You may lose some or all of your principal amount in the notes.
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these notes or the guarantee, or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying prospectus supplement or prospectus.  Any representation to the contrary is a criminal offense.

We will deliver the notes in book-entry form only through The Depository Trust Company on October 4, 2021 against payment in immediately available funds.
Prospectus Supplement and Prospectus dated December 31, 2019

BofA Securities Selling Agent

SUMMARY
The 4.03% Issuer Callable Daily Range Accrual Notes Linked to 2-Year U.S. Dollar ICE Swap Rate, due October 4, 2041 (the “notes”) are our senior debt securities.  Any payments on the notes are fully and unconditionally guaranteed by BAC. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral.  The notes will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, and the related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, in each case except obligations that are subject to any priorities or preferences by law. Any payments due on the notes, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.
For each quarterly interest period, if, on any U.S Government Securities Business Day during such interest period, CMS2 is zero or positive but less than or equal to the Accrual Barrier, then interest will accrue on that day at a rate of 4.03% per annum. Otherwise, no interest will accrue on that day. Prior to the maturity date, on each Interest Payment Date beginning on April 4, 2023 and ending on July 4, 2041, we have the right to redeem all, but not less than all, of the notes for an amount equal to 100% of the principal amount, plus any accrued and unpaid interest. No further amounts will be payable following an early redemption.  If the notes are not called prior to maturity, in addition to any accrued and unpaid interest, at maturity you will receive a cash payment equal to the principal amount of the notes.
Any payments on the notes depend on the credit risk of BofA Finance and BAC and on the performance of CMS2.  The economic terms of the notes (including the Base Rate and the Accrual Barrier) are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements it enters into.  BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities.  This difference in funding rate, as well as the underwriting discount and the hedging related charges described below, reduced the economic terms of the notes to you and the initial estimated value of the notes.  Due to these factors, the public offering price you are paying to purchase the notes is greater than the initial estimated value of the notes as of the pricing date.
On the cover page of this pricing supplement, we have provided the initial estimated value for the notes as of the pricing date. For more information about the initial estimated value and the structuring of the notes, see “Risk Factors” beginning on page PS-7 and “Structuring the Notes” on page PS-19.
Issuer:	BofA Finance LLC (“BofA Finance”)
Guarantor:	Bank of America Corporation (“BAC”)
Term:	Approximately 20 years, if not previously called
Pricing Date:	September 30, 2021
Issue Date:	October 4, 2021
Maturity Date:	October 4, 2041
Minimum Denominations:	$1,000 and multiples of $1,000 in excess of $1,000
Market Measure:
“CMS2” means the 2-Year U.S. Dollar ICE Swap Rate, expressed as a percentage, as quoted on the Reuters Screen ICESWAP1 Page, at 11:00 a.m., New York City time, on the applicable U.S. Government Securities Business Day during the applicable interest period.
For additional information about CMS2, please see the section in this pricing supplement entitled “The 2-Year U.S. Dollar ICE Swap Rate (CMS2).”

Unavailability of CMS2:
If, on any U.S. Government Securities Business Day, CMS2 is not quoted on Reuters Screen ICESWAP1 Page, or any page substituted for that page, then CMS2 for such U.S. Government Securities Business Day will be determined as described under “Description of the Notes—Floating-Rate Notes—Determination of USD LIBOR, Daily SOFR, USD CMS Rate, Term SOFR, Treasury Rate and Federal Funds (Effective) Rate—USD CMS Rate” in the accompanying prospectus supplement.

There is a substantial risk that a USD CMS Transition Event and related USD CMS Replacement Date (as each term is defined in the accompanying prospectus supplement) will occur with respect to CMS2 after June 30, 2023 (and may occur prior to that date). If a USD CMS Transition Event and related USD CMS Replacement Date occur prior to maturity of the notes, then the interest rates payable during the Floating Rate Period for the notes will be determined not by reference to CMS2 but instead by reference to the applicable USD CMS Replacement (as defined in the accompanying prospectus supplement).  See “Risk Factors — Market Measure-related Risks” in this pricing supplement and “Description of the Notes — Floating-Rate Notes — Determination of USD LIBOR, Daily SOFR, USD CMS Rate, Term SOFR, Treasury Rate and Federal Funds (Effective) Rate — USD CMS Rate” in the accompanying prospectus supplement for more information.

Interest Rates:
For each quarterly interest period, interest will accrue at a variable rate per annum equal to the product of:
(a)          Base Rate; and
(b)          N/D; where,
“N” = the number of U.S Government Securities Business Days (subject to the Observation Cut-Off Date convention) in the applicable interest period on which CMS2 is zero or positive but less than or equal to the Accrual Barrier; and
“D” = the total number of U.S Government Securities Business Days in the applicable interest period.
In no event will the interest rate applicable to any interest period be greater than 4.03% per annum or less than 0.00% per annum.

Base Rate:	4.03%
Accrual Barrier:	3.00%
Redemption Amount:	At maturity, if the notes have not been previously redeemed, you will receive a cash payment equal to the principal amount of the notes, plus any accrued but unpaid interest.
Observation Cut-Off Date:
CMS2 on any U.S. Government Securities Business Day from and including the fifth U.S. Government Securities Business Day prior to the related quarterly Interest Payment Date for any interest period through the end of the applicable interest period will be CMS2 on that fifth U.S. Government Securities Business Day prior to that quarterly Interest Payment Date. See “Risk Factors— If CMS2 is negative or above the Accrual Barrier on an Observation Cut-Off Date, no interest will accrue on the notes on each day from the Observation Cut-Off Date through the end of the applicable interest period. ”

Interest Periods:	Each period from and including a quarterly Interest Payment Date (or the issue date) to and excluding the immediately succeeding quarterly Interest Payment Date (or the Maturity Date).
Interest Payment Dates:	Quarterly, on the 4th of each January, April, July and October, beginning on January 4, 2022 and ending on the Maturity Date.
Interest Day Count Basis:	30/360
Optional Early Redemption:
On any Call Date, we have the right to redeem all, but not less than all, of the notes for an amount equal to the Early Redemption Payment.  No further amounts will be payable following an early redemption. We will give notice to the trustee at least five business days but not more than 60 calendar days before the applicable Call Date.

Early Redemption Payment:	The sum of the principal amount plus any accrued and unpaid interest.
Call Dates:	The Interest Payment Dates beginning on April 4, 2023 and ending on July 4, 2041.
Repayment at Option of Holder:	None

Payment at Maturity:	If not earlier redeemed, the payment at maturity will equal the principal amount of the notes, plus any accrued but unpaid interest.
Business Days:
If any Interest Payment Date, Call Date or the maturity date occurs on a day that is not a business day in New York, New York, then the payment will be postponed until the next business day in New York, New York. No additional interest will accrue on the notes as a result of such postponement and no adjustment will be made to the length of the relevant interest period.

Record Dates for Interest Payments:
For book-entry only notes, one business day in New York, New York prior to the payment date. If notes are not held in book-entry only form, the record dates will be the fifteenth calendar day preceding such interest payment day, whether or not such record date is a business day.

Listing:	None
Calculation Agent:	Merrill Lynch Capital Services, Inc. (“MLCS”)
Selling Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance. See “Supplemental Plan of Distribution; Role of BofAS and Conflicts of Interest” beginning on page PS-17.
You should read carefully this entire pricing supplement, prospectus supplement, and prospectus to understand fully the terms of the notes, as well as the tax and other considerations important to you in making a decision about whether to invest in the notes. In particular, you should review carefully the section in this pricing supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the notes, to determine whether an investment in the notes is appropriate for you. If information in this pricing supplement is inconsistent with the prospectus supplement or prospectus, this pricing supplement will supersede those documents. You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any of the notes.
The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus. You should rely only on the information contained in this pricing supplement and the accompanying prospectus supplement and prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. None of us, the Guarantor or any selling agent is making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this pricing supplement, the accompanying prospectus supplement, and prospectus is accurate only as of the date on their respective front covers.
Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying prospectus supplement and prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this pricing supplement to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC (or any other affiliate of BofA Finance).
The above referenced prospectus and prospectus supplement may be accessed at the link set forth on the cover page of this pricing supplement

Hypothetical Interest Payment for an Interest Period
The table below illustrates the hypothetical interest payment per $1,000 in principal amount for a single interest period, based on the Base Rate of 4.03%, assuming there are 66 U.S Government Securities Business Days during the interest period. Depending on the performance of CMS2, you may not receive any interest payments during the term of the notes. The numbers appearing in the table below have been rounded for ease of analysis.
Number of U.S Government Securities Business Days on Which CMS2 Is Zero or Positive but Less Than or Equal to the Accrual Barrier*	Annualized Interest Rate	Interest Payment per Note During an Interest Period**
0	0.00%	$0.000
15	0.92%	$2.290
30	1.83%	$4.580
45	2.75%	$6.869
60	3.66%	$9.159
66	4.03%	$10.075
* For any U.S Government Securities Business Day from and including the fifth U.S Government Securities Business Day prior to the related quarterly Interest Payment Date for any interest period through the end of the applicable interest period, CMS2 on those days will be CMS2 on that fifth U.S Government Securities Business Day prior to that quarterly Interest Payment Date (the “Observation Cut-Off Date”).
** Calculated based on the interest day count basis of 30/360.

RISK FACTORS
Your investment in the notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the notes should be made only after carefully considering the risks of an investment in the notes, including those discussed below, with your advisors in light of your particular circumstances. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-5 of the accompanying prospectus supplement and page 7 of the accompanying prospectus, each as identified on page PS-5 above.
Structure-related Risks
It is possible that you may receive no interest, or only a limited amount of interest, for one or more interest periods. It is possible that CMS2 will be negative, or will be greater than the Accrual Barrier for so many days during any quarterly interest period that the interest payment for that interest period will be less than the amount that would be paid on an ordinary debt security. The interest payment for one or more quarterly interest periods may be zero. In addition, if CMS2 is negative or greater than the Accrual Barrier on any days during the term of the notes, the market value of the notes may decrease and you may receive substantially less than the principal amount if you wish to sell your notes at that time. Historical performance of CMS2 is not necessarily indicative of what may occur in the future. You should have a view as to the performance of CMS2 and related interest rate movements, and must be willing to forgo guaranteed market rates of interest for the term of the notes, before investing.
The amount of interest payable on the notes in any quarter is capped and the investors will not participate in any improvement in the performance of CMS2. The return on the notes will be limited to the quarterly interest payments that are payable with respect to each interest period during the term of the notes, if any, regardless of any increase in CMS2.
The notes are subject to early redemption at our option. On each Call Date, at our option, we may redeem your notes in whole, but not in part. Even if we do not exercise our option to redeem your notes, our ability to do so may adversely affect the market value of your notes. It is our sole option whether to redeem your notes prior to maturity on any such Call Date and we may or may not exercise this option for any reason. If your notes are redeemed early, you will not have the right to receive any future interest payments that you may otherwise have received. Further, if your notes are redeemed early, you may not be able to reinvest the early redemption payment at a comparable return for a similar level of risk.
Your return on the notes may be less than the yield on a conventional debt security of comparable maturity.  Any return that you receive on the notes may be less than the return you would earn if you purchased a conventional debt security with the same maturity date.  As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.
All payments on the notes are subject to our credit risk and the credit risk of the Guarantor, and actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of the notes.  The notes are our senior unsecured debt securities.  All payments on the notes will be fully and unconditionally guaranteed by the Guarantor.  The notes are not guaranteed by any entity other than the Guarantor.  As a result, your receipt of all payments of interest and principal on the notes will be dependent upon our ability and the ability of the Guarantor to repay our obligations under the notes on the applicable payment date, regardless of CMS2.  No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be at any time during the term of the notes or on the maturity date. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amounts payable under the terms of the notes.
In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations.  Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date may adversely affect the market value of the notes.  However, because your return on the notes depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the performance of CMS2 during the term of the notes, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the notes.
We are a finance subsidiary and, as such, have no independent assets, operations or revenues.  We are a finance subsidiary of BAC, have no operations other than those related to the issuance, administration and repayment of our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the notes in the ordinary course.  However, we will have no assets available for distributions to holders of the notes if they make claims in respect of such notes in a bankruptcy, resolution or similar proceeding.  Accordingly, any recoveries by such holders in respect of such claims will be limited to those available under the Guarantor’s guarantee of such notes, and any obligations under that guarantee will rank equally in right of payment with all other unsecured and unsubordinated obligations of the Guarantor, except obligations that are subject to any priorities or preferences by law, and senior in right of payment to the Guarantor’s subordinated obligations. Holders of the notes will have recourse only to a single claim against the Guarantor and its assets under the Guarantor’s guarantee of the notes, and holders of the notes should accordingly assume that in any bankruptcy, resolution or similar proceeding, they would not have priority over, and should be treated equally with, the claims of all other unsecured and unsubordinated obligations of the Guarantor, including claims of holders of unsecured senior debt securities issued by the Guarantor.
If CMS2 is negative or above the Accrual Barrier on an Observation Cut-Off Date, no interest will accrue on the notes on each day from the Observation Cut-Off Date through the end of the applicable interest period.  CMS2 on any U.S Government Securities Business Day from and including the fifth U.S Government Securities Business Day prior to the related quarterly Interest Payment Date for any interest period through the end of the applicable interest period will be CMS2 on that fifth U.S Government Securities Business Day prior to that quarterly Interest Payment Date. As a result, if CMS2 is negative or above the Accrual Barrier on an Observation Cut-Off Date, no interest will accrue on the notes on each day from the Observation Cut-Off Date through the end of the applicable interest period. This will be the case even if CMS2 is positive but at or below the Accrual Barrier on one or more of those days.
Valuation- and Market-related Risks
The public offering price you are paying for the notes exceeds the initial estimated value. The initial estimated value of the notes that is provided on the cover page of this pricing supplement is an estimate only, determined as of the pricing date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, volatility, price-sensitivity analysis, and the expected term of the notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.
The initial estimated value does not represent a minimum or maximum price at which we, the Guarantor, BofAS or any of our other affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after the pricing date will vary based on many factors that cannot be predicted with accuracy, including our and the Guarantor’s creditworthiness and changes in market conditions.
If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value.  This is due to, among other things, fluctuations in CMS2, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charges, all as further described in “Structuring the Notes” below.  These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.
We cannot assure you that a trading market for your notes will ever develop or be maintained. We will not list the notes on any securities exchange.  We cannot predict how the notes will trade in any secondary market or whether that market will be liquid or illiquid.
The development of a trading market for the notes will depend on the Guarantor’s financial performance and other factors, including changes in the level of CMS2.  The number of potential buyers of your notes in any secondary market may be limited.  We anticipate that the selling agent will act as a market-maker for the notes, but none of us, the Guarantor or the selling agent is required to do so.  There is no assurance that any party will be willing to purchase your notes at any price in any secondary market. The selling agent may discontinue its market-making activities as to the notes at any time.  To the extent that the selling agent engages in any market-making activities, it may bid for or offer the notes.  Any price at which the selling agent may bid for, offer, purchase, or sell any notes may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs.  These bids, offers, or completed transactions may affect the prices, if any, at which the notes might otherwise trade in the market.
In addition, if at any time the selling agent were to cease acting as a market-maker as to the notes, it is likely that there would be significantly less liquidity in the secondary market.  In such a case, the price at which the notes could be sold likely would be lower than if an active market existed.
If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount of the notes. Unlike savings accounts, certificates of deposit, and other similar investment products, you have no right to have your notes redeemed prior to maturity. If you wish to liquidate your investment in the notes prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for your notes or no market at all. Even if you were able to sell your notes, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. These factors may interact with each other in complex and unpredictable ways. The following paragraphs describe the expected impact on the market value of the notes from a change in a specific factor, assuming all other conditions remain constant.
●
Changes in the levels of interest rates may affect the market value of the notes. The level of interest rates in the United States may affect the U.S. economy and, in turn, the performance of CMS2. This, in turn, may decrease the market value of the notes. Further, the notes are subject to early redemption at our option beginning on April 4, 2023 and an interest rate cap of 4.03% per annum, which will limit the potential upside to investors, regardless of the performance of CMS2. As a result, we anticipate that the potential for the notes to trade above their par value in the secondary market, if any, is extremely limited.

●
Volatility of the Market Measure. Volatility is the term used to describe the size and frequency of market fluctuations. During recent periods, the Market Measure has had periods of volatility, and this volatility may vary during the term of the notes. In addition, an unsettled international environment and related uncertainties may result in greater market volatility, which may continue over the term of the notes. Increases or decreases in the volatility of the Market Measure may have an adverse impact on the market value of the notes.

●
Economic and other conditions generally. Interest payable on the notes is expected to be correlated to interest rates. Prevailing interest rates may be influenced by a number of factors, including general economic conditions in the United States, U.S. monetary and fiscal policies, inflation, and other financial, political, regulatory, and judicial events. These factors interrelate in complex ways, and may adversely affecting the market value of your notes.

●
Our and the Guarantor’s financial condition and creditworthiness. Our and the Guarantor’s perceived creditworthiness, including any increases in our respective credit spreads and any actual or anticipated decreases in our respective credit ratings, may adversely affect the market value of the notes. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of the notes. However, a decrease in our or the Guarantor’s credit spreads or an improvement in our of the Guarantor’s credit ratings will not necessarily increase the market value of the notes.

●
Time to maturity. There may be a disparity between the market value of the notes prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning CMS2 prior to the maturity date. As the time to maturity decreases, this disparity will likely decrease, such that the value of the notes will approach a value that reflects the remaining interest payments on the notes based on the then-current performance of CMS2.
Conflict-related Risks
Our trading, hedging and other business activities, and those of the Guarantor and any of our other affiliates, including BofAS, may create conflicts of interest with you. We, the Guarantor or one or more of our other affiliates, including the selling agent, may engage in trading activities related to CMS2 that are not for your account or on your behalf. These entities also may issue or underwrite other financial instruments with returns linked to CMS2. These trading and hedging activities may present a conflict of interest between your interest in the notes and the interests we, the Guarantor and our other affiliates, including the selling agent, may have in our proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These trading and other business activities, if they influence CMS2 or secondary trading in your notes, could be adverse to your interests as a beneficial owner of the notes.
We, the Guarantor and one or more of our other affiliates, including BofAS, expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the notes. We, the Guarantor, or our other affiliates also may enter into hedging transactions relating to other notes or instruments, some of which may have returns calculated in a manner related to that of the notes offered hereby. We may enter into such hedging arrangements with one of our affiliates. Our affiliates may enter into additional hedging transactions with other parties relating to the notes and CMS2. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, or the hedging activity could also result in a loss. Each of these parties will price these hedging transactions with the intent to realize a profit, regardless of whether the value of the notes increases or decreases. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the Guarantor, and our other affiliates, including the selling agent, receive for the sale of the notes, which creates an additional incentive to sell the notes to you.
There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates, MLCS, will be the calculation agent for the notes and, as such, will determine the amount of interest to be paid on the notes. Under some circumstances, these duties could result in a conflict of interest between MLCS’s status as our affiliate and its responsibilities as calculation agent. These conflicts could occur, for instance, in connection with judgments that the calculation agent would be required to make if CMS2 is unavailable or discontinued. See the section entitled “Summary— Unavailability of CMS2” above. The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we expect that the Guarantor will control the calculation agent, potential conflicts of interest could arise. None of us, the Guarantor or any of our affiliates will have any obligation to consider your interests as a holder of the notes in taking any action that might affect the value of the notes.
Market Measure-related Risks
You should carefully review the more detailed explanation of risks relating to the Market Measure set forth under "Risk Factors— Risks Relating to USD CMS Rate Notes” in the accompanying prospectus supplement. Certain capitalized terms used in these Market Measure-related Risk Factors and not defined in this pricing supplement are defined in the section entitled “Terms of the Notes -- Floating Rate Notes -- Determination of USD LIBOR, Daily SOFR, USD CMS Rate, Term SOFR, Treasury Rate and Federal Funds (Effective) Rate -- USD CMS Rate” in accompanying prospectus supplement.
You must rely on your own evaluation of the merits of an investment linked to U.S. Dollar ICE Swap Rates. In the ordinary course of their businesses, BAC or its affiliates may have expressed views on expected movements in the U.S. Dollar ICE Swap Rates and related interest rates, and may do so in the future. These views or reports may be communicated to BAC’s clients and clients of its affiliates. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to U.S. Dollar ICE Swap Rates may at any time have significantly different views from those of BAC or its affiliates. For these reasons, you are encouraged to derive information concerning the U.S. Dollar ICE Swap Rates and related interest rates from multiple sources, and you should not rely on the views expressed by BAC or its affiliates.

Neither the offering of the notes nor any views which we, the Guarantor or our other affiliates from time to time may express in the ordinary course of our or their businesses constitutes a recommendation as to the merits of an investment in the notes.
Recent regulatory investigations regarding potential manipulation of CMS2 rate may adversely affect your notes. It has been reported that certain U.S. and non-U.S. regulators are investigating potential manipulation of CMS2 and other swap rates. If such manipulation occurred, it may have resulted in CMS2 being artificially lower (or higher) than it or they would otherwise have been. Any changes or reforms affecting the determination or supervision of CMS2 in light of these investigations may result in a sudden or prolonged increase or decrease in reported CMS2, as applicable, which may have an adverse impact on the trading market for CMS-benchmarked securities, such as the notes, the market value of your notes and the payments on your notes after the first four quarterly interest periods.
Interest on the notes will be calculated using a different reference rate if a USD CMS Transition Event and related USD CMS Replacement Date occur with respect to CMS2, as applicable, and the selection of any USD CMS Benchmark Replacement(s) could adversely affect the return on, value of or market for the notes.
CMS rates generally represent the fixed rate of interest payable on a hypothetical interest rate swap with a floating leg based on 3-month USD LIBOR. The U.K. Financial Conduct Authority (“FCA”) announced in July 2017 that it will no longer persuade or compel banks to submit rates for the calculation of USD LIBOR (including the 3-month USD LIBOR rate) after 2021. This announcement indicates that the continuation of USD LIBOR on the current basis cannot and will not be guaranteed after 2021. On March 5, 2021, the FCA announced that all LIBOR settings will either cease to be provided by any administrator or no longer be representative: (a) immediately after December 31, 2021, in the case of the 1-week and 2-month US dollar settings; and (b) immediately after June 30, 2023, in the case of the remaining US dollar settings. Based on undertakings received from the panel banks, the FCA does not expect that any LIBOR settings will become unrepresentative before the relevant dates noted in the prior sentence. Representative LIBOR rates will not, however, be available beyond these dates and publication of most of the LIBOR settings will cease immediately after these dates. Although the foregoing may provide some sense of timing, there is no assurance that LIBOR, of any particular currency and tenor, will continue to be published until any particular date  It is impossible to predict whether and to what extent banks will continue to provide USD LIBOR submissions to the administrator of USD LIBOR.
It is not possible to predict the effect that the FCA announcement or any USD LIBOR discontinuance will have on CMS2 or the notes; however, it is highly likely that a USD CMS Transition Event and related USD CMS Replacement Date (each as defined in the accompanying prospectus supplement) will occur with respect to CMS2 after 2021 (and may occur prior to the end of 2021). If we or the calculation agent (after consulting with us) determines that a USD CMS Transition Event and related USD CMS Replacement Date have occurred with respect to CMS2, then we or the calculation agent (after consulting with us) will determine the USD CMS Replacement(s) for the notes in accordance with the transition provisions set forth under “Description of the Notes—Floating-Rate Notes—Determination of USD LIBOR, Daily SOFR, USD CMS Rate, Term SOFR, Treasury Rate and Federal Funds (Effective) Rate—USD CMS Rate” in the accompanying prospectus supplement. In accordance with such provisions, following the occurrence of a USD CMS Transition Event and USD CMS Replacement Date with respect to CMS2, the USD CMS Replacement(s) will be the alternate rate(s) of interest that has been selected by us or the calculation agent (after consulting with us) as the replacement for CMS2, as applicable, giving due consideration to any industry-accepted rate of interest as a replacement for CMS2, as applicable, for U.S. dollar-denominated floating-rate notes at the relevant time, plus the applicable USD CMS Replacement Adjustment (if any). If we or the calculation agent (after consulting with us) determines that there is no such replacement rate as of any applicable U.S. Government Securities Business Day during the applicable interest period, then CMS2, as applicable, for that date will be determined by us or the calculation agent (after consulting with us), after consulting such sources that we or the calculation agent deems comparable to the Designated USD CMS Page, or any other source or data we or the calculation agent determines to be reasonable. After determination of the USD CMS Replacement(s) for the notes, interest on the notes no longer will be determined by reference to the applicable CMS rate, but instead will be determined by reference to the applicable USD CMS Replacement. As of the date of this pricing supplement, no market consensus exists as to what rate or rates may become accepted alternatives to 2CMS.
The selection of any USD CMS Replacement(s) and USD CMS Replacement Adjustment (if any), and any decisions, determinations or elections made by us or the calculation agent (after consulting with us) in connection with any USD CMS Replacement(s) with respect to the notes in accordance with the

USD CMS rate transition provisions set forth in the accompanying prospectus supplement, including with respect to USD CMS Replacement Conforming Changes, could adversely affect the rate of interest on the notes, which could adversely affect the return on, value of and market for the notes.
Even if a USD CMS Transition Event and related USD CMS Replacement Date do not occur, CMS2 may not be published on a U.S. Government Securities Business Day during an interest period, and, if CMS2 is not published, CMS2 may be determined by the calculation agent in the calculation agent’s sole discretion.
Even if a USD CMS Transition Event and related USD CMS Replacement Date do not occur, it is possible that CMS2 may not be available on a U.S. Government Securities Business Day during an interest period because CMS2 is not published by ICE Benchmark Administration Limited (“ICE”). ICE may fail to publish CMS2 (each referred to by ICE as an “ICE Swap Rate”) because of a lack of liquidity (typically resulting from high market volatility) on the trading platforms from which ICE sources data that is used to determine CMS2, or for other reasons. With respect to the notes, if CMS2 cannot be determined using the Designated USD CMS Page due to the non-publication of such rate on a U.S. Government Securities Business Day during an interest period, but a USD CMS Transition Event and related USD CMS Replacement Date have not occurred with respect to such rate, CMS2, as applicable, will be determined by the calculation agent in its sole discretion, after consulting such sources as it deems comparable to the Designated USD CMS Page, or any other source or data it determines to be reasonable. This method of determining CMS2 may result in interest payments on the notes that are higher than, lower than or that do not otherwise correlate over time with the interest payments that would have been made on the notes if CMS2 had been published in accordance with ICE’s usual policies and procedures governing determination and publication of CMS2. In addition, in determining CMS2 in this manner, we and the calculation agent will have no obligation to consider your interests as an investor in the notes and we or the calculation agent may have economic interests that are adverse to your interests.
In the fourth quarter of 2019, ICE failed to publish CMS rates on a significant number of trading days. Such non-publication may continue, the frequency of non-publication may increase, and the likelihood that the calculation agent will determine CMS2 on a U.S. Government Securities Business Day during an interest period in its sole discretion may increase as well.
The Market Measure and the manner in which it is calculated may change in the future. There can be no assurance that the method by which the Market Measure is determined by ICE will continue in its current form. For example, due to the recent failures to publish the Market Measure, ICE has announced that it intends to expand the data used in its calculation of the Market Measure to include non-binding swap quotes as a back-up when firm prices are unavailable. There is no assurance that ICE’s proposed changes to its methodology for calculating the Market Measure will result in the Market Measure being published on a more consistent basis. In addition, any changes in the method of determination of the Market Measure could decrease the Market Measure and, in turn, adversely affect the return on, value of and market for the notes.
The USD CMS Replacement may not be a suitable replacement for the USD CMS rate. It is highly likely that a USD CMS Transition Event and related USD CMS Replacement Date will occur after June 30, 2023 (and may occur prior to that time). Following a USD CMS Transition Event and related USD CMS Replacement Date, the interest payable with respect to the notes will not be determined by reference to the Market Measure, but instead will be determined by reference to the applicable USD CMS Replacement (once such USD CMS Replacement has been determined in accordance with the terms and provisions of the notes). As of the date of this pricing supplement, no market consensus exists as to what rate or rates may become accepted alternatives to the Market Measure.
There is no assurance that the characteristics of any USD CMS Replacement will be similar to the Market Measure as it is calculated and published by ICE as of the date of this pricing supplement, or that any USD CMS Replacement will produce the economic equivalent of the Market Measure or otherwise be a suitable replacement or successor for the Market Measure. It is possible that, at the time of a USD CMS Transition Event and related USD CMS Replacement Date, no industry-accepted rate of interest as a replacement for the Market Measure will exist. In addition, if no industry-accepted replacement for the Market Measure exists following the occurrence of a USD CMS Transition Event and related USD CMS Replacement Date, sources comparable to the Designated USD CMS Page may not exist, and there may be disagreement regarding which sources or data should be deemed reasonable for purposes of determining a replacement rate for the Market Measure. Notwithstanding the foregoing, if we or the calculation agent (after consulting with us) determines that a USD CMS Transition Event and related USD CMS Replacement Date have occurred with respect to the Market Measure, we or the calculation agent will determine the USD CMS Replacement in accordance with the provisions set forth in the accompanying prospectus supplement, and such determination will become effective without consent from the holders of the notes or any other party. Use of the USD CMS Replacement may result in an amount of interest payable that is higher than, lower than or that does not otherwise correlate over time with the interest that would have been payable on such notes in the absence of a USD CMS Transition Event and related USD CMS Replacement Date.
In addition, although the USD CMS rate transition provisions set forth in the accompanying prospectus supplement provide for a USD CMS Replacement Adjustment to be added to the Unadjusted USD CMS Replacement, as of the date of this pricing supplement, no industry-accepted method exists for calculating such USD CMS Replacement Adjustment, and it is possible that no such industry-accepted method will exist at the time of a USD CMS Transition Event and related USD CMS Replacement Date. In addition, we or the calculation agent may determine that the USD CMS Replacement Adjustment will be zero or negative. There is no guarantee that the USD CMS Replacement Adjustment (if any) will make the Unadjusted USD CMS Replacement equivalent to the Market Measure as it is calculated and published by ICE as of the date of this pricing supplement. In particular, the USD CMS Replacement Adjustment may be a one-time adjustment, and such adjustment above the applicable Unadjusted USD CMS Replacement may not respond to changes in interest rates or other market conditions on a periodic basis.
The interest payable may be determined by reference to a USD CMS Replacement even if the Market Measure continues to be published and, conversely, may continue to be determined by reference to the Market Measure even if a new base rate has become accepted by market participants for notes with payments based on U.S. dollar swap rates.
We or the calculation agent (after consulting with us) will determine whether a USD CMS Transition Event and related USD CMS Replacement Date have occurred. A USD CMS Transition Event includes, among other things, a determination by us or the calculation agent (after consulting with us) that (i) the Market Measure as published is no longer an industry-accepted rate of interest for U.S. dollar-denominated floating-rate notes at such time or (ii) Market Measure as published is no longer an industry-accepted rate of interest in the derivatives market for hedging transactions related to U.S. dollar-denominated floating-rate notes.
It is possible that we or the calculation agent (after consulting with us) will determine that a USD CMS Transition Event and related USD CMS Replacement Date have occurred with respect the Market Measure at a time when ICE continues to publish the Market Measure. Holders of the notes will not have the ability to prevent or otherwise influence such determination by us or the calculation agent. The amount of interest payable may, therefore, cease to be determined by reference to the Market Measure, and instead be determined by reference to a USD CMS Replacement, even if the Market Measure continues to be published. For example, even if ICE continues to publish the Market Measure, we or the calculation agent (after consulting with us) nonetheless may determine that a USD CMS Transition Event has occurred because the Market Measure is no longer an industry-accepted rate of interest for U.S. dollar-denominated floating-rate notes at such time. Such USD CMS Replacement may be lower than the Market Measure for so long as the Market Measure continues to be published, and the return on, value of and market for the notes may be adversely affected.
In addition, we or the calculation agent (after consulting with us) may not determine that a USD CMS Transition Event and related USD CMS Replacement Date have occurred, even if a new base rate has become accepted in the market as an interest rate for floating-rate notes with interest rates based on U.S. dollar swap rates. Holders of the notes will not have the ability to cause or otherwise influence such determination by us or the calculation agent. It is possible that ICE will choose to develop a new ICE Swap Rate for U.S. dollar swaps, which could be based on SOFR or another floating interest rate. In addition, market participants could adopt another U.S. dollar swap-based interest rate for use as a base rate for floating-rate notes. Even if market participants adopt such a new U.S. dollar swap-based interest rate (whether published by ICE or otherwise), then the amount of interest payable will continue to be determined by reference to the Market Measure until we or the calculation agent (after consulting with us) determines that a USD CMS Transition Event and related USD CMS Replacement Date have occurred and we or the calculation agent (after consulting with us) has determined the relevant USD CMS Replacement. The Market Measure used to determine the amount of interest payable may be lower than such a new U.S. dollar swap-based interest rate for so long as the USD CMS rate for such index maturity continues to be published.

DESCRIPTION OF THE NOTES
General
The notes will be part of a series of medium-term notes entitled “Senior Medium-Term Notes, Series A” issued under the senior indenture, as amended and supplemented from time to time, among us, the Guarantor and The Bank of New York Mellon Trust Company N.A., as trustee. The senior indenture is more fully described in the prospectus supplement and prospectus. The following description of the notes supplements the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of the Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus. These documents should be read in connection with this pricing supplement.
Our payment obligations on the notes are fully and unconditionally guaranteed by the Guarantor.  The notes will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, and the related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, in each case except obligations that are subject to any priorities or preferences by law. All payments due on the notes, including the repayment of principal and any accrued and unpaid interest, are subject to our credit risk, as issuer, and the credit risk of BAC, as guarantor.
The notes will be issued in minimum denominations of $1,000 and whole multiples of $1,000. You may transfer the notes only in whole multiples of $1,000.
We may redeem all of the notes on any quarterly Interest Payment Date occurring on or after April 4, 2023 (other than the maturity date). Prior to maturity, the notes are not repayable at your option.
If any scheduled quarterly Interest Payment Date, Call Date or the scheduled maturity date is not a business day, the payment will be postponed to the next business day, no additional interest will be payable as a result of that postponement and no adjustment will be made to the length of the corresponding interest period.
The notes will be issued in book-entry form only.
Interest
For each quarterly interest period, you will receive interest at a variable rate per annum equal to the product of:
(a) the Base Rate of 4.03%; and
(b) N/D; where,
“N” = the number of U.S Government Securities Business Days (subject to the Observation Cut-Off Date convention) in the applicable interest period on which CMS2 is zero or positive but less than or equal to the Accrual Barrier; and
“D” = the total number of U.S Government Securities Business Days in the applicable interest period.
The “Accrual Barrier” is 3.00%
For any U.S Government Securities Business Day from and including the fifth U.S Government Securities Business Day prior to the related quarterly Interest Payment Date for any interest period through the end of the applicable interest period, CMS2 on those days will be CMS2 on that fifth U.S Government Securities Business Day prior to that quarterly Interest Payment Date (the “Observation Cut-Off Date”). As a result, if CMS2 is negative or above the Accrual Barrier on an Observation Cut-Off Date, no interest will accrue on the notes on each day from the Observation Cut-Off Date through the end of the applicable interest period. This will be the case even if CMS2 is zero or positive but less than or equal to the Accrual Barrier on one or more of those days.
For so long as the notes are held in book-entry only form, we will pay the interest payment to the persons in whose names the notes are registered at the close of business one business day prior to each quarterly Interest Payment Date.  If the notes are not held in book-entry only form, the record dates will be the fifteenth calendar day preceding the applicable payment date, whether or not that date is a business day.

Notwithstanding the foregoing, the payment at maturity, including any final interest payment, will be paid to the persons in whose names the notes are registered on the maturity date.
Optional Early Redemption
On any Call Date, we have the right to redeem all, but not less than all, of the notes for an amount equal to the Early Redemption Payment.  No further amounts will be payable following an early redemption. We will give notice to the trustee at least five business days but not more than 60 calendar days before the applicable Call Date.
The “Early Redemption Payment” will be the principal amount of your notes, plus any accrued and unpaid interest.
The “Call Dates” will be the quarterly Interest Payment Dates beginning on April 4, 2023 and ending on July 4, 2041.
Payment at Maturity
Unless earlier redeemed, on the maturity date, you will be paid the principal amount of the notes and any accrued and unpaid interest on the notes, subject to our and the Guarantor’s credit risk. See “Risk Factors—Structure-related Risks—All payments on the notes are subject to our credit risk and the credit risk of the Guarantor, and actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of the notes” above.
Regardless of the amounts of the interest payable during each interest period over the term of the notes, you will receive your principal amount at maturity, assuming that we are otherwise able to pay our debts on the maturity date.
Role of the Calculation Agent
The calculation agent has the sole discretion to make all determinations regarding the notes, including determinations regarding CMS2, the amount of each interest payment, U.S Government Securities Business Days and business days. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.
We have initially appointed our affiliate, MLCS, as the calculation agent, but we may change the calculation agent at any time without notifying you.
Same-Day Settlement and Payment
The notes will be delivered in book-entry form only through DTC against payment by purchasers of the notes in immediately available funds. We will make payments of the principal amount and each interest payment in immediately available funds so long as the notes are maintained in book-entry form.
Events of Default and Rights of Acceleration
If an Event of Default, as defined in the senior indenture relating to the notes and in the section entitled “Description of Debt Securities—Events of Default and Rights of Acceleration” beginning on page 22 of the accompanying prospectus, with respect to the notes occurs and is continuing, the amount payable to a holder of the notes upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “—Redemption Amount,” calculated as though the date of acceleration were the maturity date of the notes and as though the calculation day and the final Observation Cut-Off Date were the fifth U.S Government Securities Business Day prior to the date of acceleration. Any such final interest payment may be prorated by the calculation agent to reflect the length of the final interest period.  In case of a default in the payment of the notes, whether at their maturity or upon acceleration, the notes will not bear a default interest rate.
Listing
The notes will not be listed on any securities exchange.

THE 2-YEAR U.S. DOLLAR ICE SWAP RATE (CMS2)
General
CMS2 is “constant maturity swap rates” that measure the fixed rate of interest payable on a hypothetical fixed-for-floating U.S. dollar interest rate swap transaction with a maturity of two years. In such a hypothetical swap transaction, the fixed rate of interest, payable semi-annually on the basis of a 360-day year consisting of twelve 30-day months, is exchangeable for a floating 3-month LIBOR-based payment stream that is payable quarterly on the basis of the actual number of days elapsed during a quarterly period in a 360-day year. “LIBOR” is the London Interbank Offered Rate and is a common rate of interest used in the swaps industry. See “Description of the Notes — Floating Rate Notes—USD LIBOR Notes, USD CMS Rate Notes, Treasury Rate Notes and Term SOFR Notes” and “—Determination of USD LIBOR, Daily SOFR, USD CMS Rate, Term SOFR, Treasury Rate and Federal Funds (Effective) Rate — USD CMS Rate” in the accompanying prospectus supplement for more information regarding the determination of the CMS2.
There is a substantial risk that a USD CMS Transition Event and related USD CMS Replacement Date (as each term is defined in the accompanying prospectus supplement) will occur with respect to the CMS2 after June 30, 2023 (and could occur prior to that date). If a USD CMS Transition Event and related USD CMS Replacement Date occur prior to the maturity of the notes, then the amount of interest payable for the notes will be determined not by reference to CMS2 but instead by reference to the applicable USD CMS Replacement (as defined in the accompanying prospectus supplement). See “Risk Factors — Market Measure-related Risks” in this pricing supplement and “Description of the Notes — Floating-Rate Notes — Determination of USD LIBOR, Daily SOFR, USD CMS Rate, Term SOFR, Treasury Rate and Federal Funds (Effective) Rate — USD CMS Rate” in the accompanying prospectus supplement for more information.
Historical Levels of the CMS2
The following graph sets forth the historical performance of the CMS2 based on the daily historical levels from January 2008 through September 2021. We obtained the rates below from the Bloomberg Professional Services. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional Services. The rates displayed in the graph below are for illustrative purposes only.
The rates reported by the Bloomberg Professional Services may not be indicative of the CMS2 that will be derived from the applicable Reuters page.

SUPPLEMENTAL PLAN OF DISTRIBUTION; ROLE OF BofAS AND CONFLICTS OF INTEREST
BofAS, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes.  Accordingly, the offering of the notes will conform to the requirements of FINRA Rule 5121.  BofAS may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.
Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. BofAS will sell the notes to other broker-dealers that will participate in the offering and that are not affiliated with us, at an agreed discount to the principal amount. Each of those broker-dealers may sell the notes to one or more additional broker-dealers. BofAS has informed us that these discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the notes at the same discount.
BofAS and any of our other broker-dealer affiliates may use this pricing supplement and the accompanying prospectus supplement and prospectus for offers and sales in secondary market transactions and market-making transactions in the notes.  However, they are not obligated to engage in such secondary market transactions and/or market-making transactions.  These broker-dealer affiliates may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.
At BofAS’s discretion, for a short, undetermined initial period after the issuance of the notes, BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes.  Any price offered by BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Market Measure and the remaining term of the notes.  However, none of us, the Guarantor, BofAS or any of our other affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that any party will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
Any price that BofAS may pay to repurchase the notes will depend upon then prevailing market conditions, the creditworthiness of us and the Guarantor, and transaction costs.  At certain times, this price may be higher than or lower than the initial estimated value of the notes.
European Economic Area and United Kingdom
None of this pricing supplement, the accompanying prospectus or the accompanying prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying prospectus and the accompanying prospectus supplement have been prepared on the basis that any offer of notes in any Member State of the European Economic Area (the “EEA”) or the United Kingdom which has implemented the Prospectus Regulation (each, a “Relevant Member State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this pricing supplement, the accompanying prospectus and the accompanying prospectus supplement may only do so with respect to Qualified Investors. Neither BofA Finance nor BAC has authorized, nor does it authorize, the making of any offer of notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
PROHIBITION OF SALES TO EEA AND UNITED KINGDOM RETAIL INVESTORS — The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA or the United Kingdom. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA or in the United

Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.
United Kingdom
The communication of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to BofA Finance, as issuer, or BAC, as guarantor.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

STRUCTURING THE NOTES
The notes are our debt securities, the return on which is linked to the performance of the Market Measure.  The related guarantees are BAC’s obligations.  As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate, which we refer to in this pricing supplement as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security.  This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.
In order to meet our payment obligations on the notes, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates.  The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Market Measure, the tenor of the notes and the hedging arrangements.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements.  Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.
For further information, see “Risk Factors” beginning on page PS-7 above.
VALIDITY OF THE NOTES
In the opinion of McGuireWoods LLP, as counsel to BofA Finance and BAC, when the trustee has made the appropriate entries or notations on the applicable schedule to the master global note that represents the notes (the “master note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance and the provisions of the indenture governing the notes and the related guarantee, and the notes have been delivered against payment therefor as contemplated in this pricing supplement and the related prospectus, and prospectus supplement, such notes will be the legal, valid and binding obligations of BofA Finance, and the related guarantee will be the legal, valid and binding obligation of BAC, subject, in each case, to the effects of applicable bankruptcy, insolvency (including laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally, and to general principles of equity. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York and the Delaware Limited Liability Company Act and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture governing the notes and due authentication of the master note, the validity, binding nature and enforceability of the indenture governing the notes and the related guarantee with respect to the trustee, the legal capacity of individuals, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as copies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated December 30, 2019, which has been filed as an exhibit to Pre-Effective Amendment No. 1 to the Registration Statement (File No. 333-234425) of BofA Finance and BAC, filed with the SEC on December 30, 2019.
Sidley Austin LLP, New York, New York, is acting as counsel to BofAS and as special tax counsel to BofA Finance and BAC.

U.S. FEDERAL INCOME TAX SUMMARY
The following summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of the notes is based upon the advice of Sidley Austin LLP, our tax counsel. The following discussion supplements, and to the extent inconsistent supersedes, the discussions under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (“IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.
This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase the notes upon original issuance and will hold the notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus. This discussion does not address the tax consequences applicable to holders subject to Section 451(b) of the Code. This summary assumes that the issue price of the notes, as determined for U.S. federal income tax purposes, equals the principal amount thereof.
U.S. Holders
We intend to treat the notes as “variable rate debt instruments” for U.S. federal income tax purposes, and the balance of this discussion assumes that this characterization is proper and will be respected. Under this characterization, interest on a note generally will be included in the income of a U.S. Holder as ordinary income at the time it is accrued or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Please see the discussion in the prospectus under the section entitled “U.S. Federal Income Tax Considerations— General —Consequences to U.S. Holders—Variable Rate Debt Securities” for a discussion of these rules.
Upon the sale, exchange, redemption, retirement, or other disposition of a note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, redemption, retirement, or other disposition (less an amount equal to any accrued interest not previously included in income if the note is disposed of between interest payment dates, which will be included in income as interest income for U.S. federal income tax purposes) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be the cost of the note to such U.S. Holder. Any gain or loss realized on the sale, exchange, redemption, retirement, or other disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if the note has been held for more than one year. The ability of U.S. Holders to deduct capital losses is subject to limitations under the Code.
Non-U.S. Holders
Please see the discussion under “U.S. Federal Income Tax Considerations—General—Consequences to Non-U.S. Holders” in the accompanying prospectus for the material U.S. federal income tax consequences that will apply to Non-U.S. Holders of the notes.
Backup Withholding and Information Reporting
Please see the discussion under “U.S. Federal Income Tax Considerations—General—Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the notes.
You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.